Exhibit 99.1

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EDITED TRANSCRIPT

AA—Q4 2013 Alcoa Inc. Earnings Conference Call

EVENT DATE/TIME: JANUARY 09, 2014 / 10:00PM GMT

OVERVIEW:

AA reported 4Q13 revenues of $5.6b, net loss per share of $2.19, and net income (excluding impact of special items) of $40m or $0.04 per share.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kelly Pasterick Alcoa Inc.—Director of IR

Klaus Kleinfeld Alcoa Inc.—Chairman and CEO

William Oplinger Alcoa Inc.—EVP and CFO

CONFERENCE CALL PARTICIPANTS

Sal Tharani Goldman Sachs—Analyst

Brian MacArthur UBS—Analyst

Timna Tanners BofA Merrill Lynch—Analyst

Paretosh Misra Morgan Stanley—Analyst

Brian Yu Citigroup—Analyst

Jorge Beristain Deutsche Bank—Analyst

Curt Woodworth Nomura—Analyst

David Gagliano Barclays Capital—Analyst

Tony Rizzuto Cowen and Company—Analyst

David Lipschitz CLSA—Analyst

Paul Massoud Stifel Nicolaus—Analyst

Andrew Lane Morningstar—Analyst

Harry Mateer Barclays Capital—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2013 Alcoa Inc. earnings conference call. My name is Jackie and I will be your coordinator today.

(Operator Instructions)

As a reminder, this conference is being recorded for training purposes. I will now like to turn the presentation over to Ms. Kelly Pasterick, Director of Investor Relations.

Kelly Pasterick—Alcoa Inc.—Director of IR

Thank you, Jackie. Good afternoon and welcome to Alcoa’s fourth quarter 2013 earnings conference call. I’m joined by Klaus Kleinfeld, Chairman and Chief Executive Officer, and William Oplinger, Executive Vice President and Chief Financial Officer. After comments by Klaus and Bill, we will take your questions. Before we begin, I would like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find the factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release and presentation and in our most recent SEC filings.

In addition, we have included some non-GAAP financial measures in our discussion. Reconciliations to the most directly comparable GAAP financial measures can be found in today’s press release in the appendix of today’s presentation and on our website at www.alcoa.com under the “Invest” section. Any reference in our discussion today to EBITDA means adjusted EBITDA for which we have provided calculations and reconciliations in the appendix. And with that, I’d like to hand it over to Mr. Klaus Kleinfeld.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Thank you, Kelly, and good afternoon to everybody and thank you for joining us on our fourth quarter as well as our full-year earnings announcement. I’m very conscious that we have been giving you a lot to digest today, starting this morning with the announcement that we’re resolving a legacy legal matter with the US government so before Bill gets into the details, let me give you a quick overview and you see it summarized here on the slides.

So we took decisive actions of putting legacy matters behind us, clearing the way, and continuing our transformation, so when you look at the legacy matters, they really fall into two big buckets in the main, right? The one is the legacy legal matter and we welcome this resolution. We worked hard to minimize the liquidity impact. It’s five installments over four years. Bill will talk more about that. So the second big bucket is really around a new reality. Unfortunately not a good reality in our smelting industry. And the very fact that this has a consequence of us having to write down the goodwill for two legacy acquisitions in smelting and also discrete tax items. Both of those are non-cash events. And that’s important to know. So that’s the legacy part.

Let’s turn to the operational side. And the operational side continues to be what we’ve been saying all the time where we’re repositioning the Company at the same time we’re facing some headwinds. How are we repositioning it? We’re building out our value-add businesses and we’re lowering our cost base of the commodity businesses and this transformation is working out. You can see it by a couple of steps here. The value-add business today accounts for 57% of the revenues and 80% of the segment profits. And if you look under the hood and go into the segments, you see record downstream results. You can look at the fourth quarter or you can look at the year-over-year comparison. Year-over-year profits are up 20%.

And if you go to the upstream side, the upstream performance is also facing headwinds. In light of that, it continues to hold up well against it. Nine consecutive quarters with improved performance. We also see on a broad scale that in all segments we have improved productivity, $1.1 billion over the course of the whole year. Plus on the cash flow side, the improving the working capital has been a major driver of that. We’ve come down four days again from reducing it over every year now. It’s another $240 million. And we will talk about that more. This can only be achieved by really every Alcoan rolling up their sleeves and working, working very, very hard, and today for 2014, we have 12,000 actions in our what we call our degrees of implementation system.

We talk about this more gives us good confidence that we will continue on this good path. All of this has led to a strengthened balance sheet, $1.4 billion cash on hand, $6.9 billion net debt. This is the lowest year-end level since 2006. And all of this has happened while we have also focused to invest in our future. And let me just remind you of automotive, our Saudi Arabia joint venture, aluminum-lithium, to just mention three things. And if you want to see overall how this has worked out, look at the end year earnings, up 36% if you include [Alcoa Correction: exclude] special items, in spite of metal price decline of 4%. So with this, let me hand over to Bill.

William Oplinger—Alcoa Inc.—EVP and CFO

Thanks, Klaus. I have a lot to cover so I’ll try to move relatively quickly. Quick review of the income statement. Revenue declined on a sequential quarter basis to $5.6 billion, driven primarily by seasonally lower results in the value-add businesses, particularly the packaging markets, weakness in industrial markets, and the weather-related impacts to building and construction. Primary metals revenue was steady despite a 1% decline in realized aluminum prices. Compared to last year, revenue was 5% lower on a 7% drop in realized aluminum prices. These prices were the lowest realized prices in four years. Cost of goods sold percentage increased sequentially by 110 basis points due to lower metal prices and lower volumes.

As you’ve seen by now, we took a series of restructuring and other charges that I’ll detail on the following page. Our effective tax rate for both the quarter and the full year was negative resulting from the fact that some of the special items had little to no tax benefits associated with them as well as the impact of the deferred tax valuation allowances. If you exclude discrete and special items, our operational rate for the full year was 34% and 43% for the quarter, so overall results for the quarter are a net loss of $2.19 per share. Excluding special items, we have net income of $0.04 per share. Let’s now take a closer look at the special items.

The special items in the quarter totaled $2.4 billion or $2.23 per share and can be categorized into three areas: resolution of the US government investigations; charges, as Klaus alluded to, associated with the market conditions in the smelting business; and other charges. As we’ve seen by now, we’ve resolved the investigations with the US government and recorded a charge of $288 million or $243 million after tax and non-controlling interests. Taking into account this fourth quarter charge, we have recognized all costs associated with the resolution of the Alba civil suit and related government investigations. It’s good to put this legacy matter behind us. The resolution, excluding a one-time administrative forfeiture, will be paid in five equal installments over a four-year period beginning in the first quarter of 2014.

The second set of charges largely relate to the smelting business. We wrote off the goodwill associated with the Alumax and Reynolds acquisitions made in 1998 and 2000. Each year we test the carrying value of our businesses against discounted future cash flows and took this non-cash charge due to changes in the LME price, operating margins, and discount rate. I want to note that no other segments are affected by this goodwill write-down. Along those same lines, we booked a non-cash valuation allowance against deferred tax assets in certain jurisdictions whose realization is no longer assured. Again, this is largely driven by the current market situation in the smelting business.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

You should note that the underlying tax losses and credits are still available should earnings and dividends improve in the future and this has no impact on cash taxes that will be paid. However, this change will increase our projected ETR to approximately 45% in 2014. At the height of the financial crisis, Alcoa made the decision to delay investment in a number of ongoing capital projects as part of our cash sustainability program. Due to the current market environment, certain capital projects all in the upstream businesses, are no longer being pursued resulting in a non-cash charge of $13 million.

And lastly, the final category of charges includes a couple of items. We booked restructuring costs of $46 million after tax related primarily to a corporate-wide overhead cost reduction program. This program is across all businesses and resource units and will pay back within one year of full implementation. As we detailed earlier in the quarter, charges related to the restart of one potline at the Saudi joint venture smelter amounted to $9 million in the quarter, and as we usually do, we’ve backed out the favorable impact of non-cash mark-to-market adjustments on energy contracts of $7 million and the positive benefit of $5 million of insurance recovery associated with last year’s Massena cast house fire. I know that’s a lot to digest so excluding the impact of special items, the Company reported net income of $40 million or $0.04 per share.

Let’s move to the sequential quarter bridge. As usual, we’ve categorized the changes in the quarter into three areas: market related, performance, and cost headwinds. As many of you know we typically see a fourth quarter seasonal decline in our mid and downstream segments and that drove much of the declines you see in the chart. Market forces negatively impacted the quarter by $26 million, driven by slightly lower LME cash prices and losses recognized on a mark-to-market basis for the part of the future customer fixed-price sales commitments which can’t be effectively hedged, specifically the regional premiums.

Productivity across all three business groups offset lower volumes particularly seasonal declines in packaging, aero plate destocking, and demand pressures in industrial markets. Cost headwinds for the quarter were driven by higher energy costs mainly in the upstream businesses, fixed cost absorption in the midstream driven by lower packaging and aerospace volumes, as well as expected seasonal payroll related costs in the downstream. Now let’s turn to cash flow. Cash flow is a good story. We ended the fourth quarter with exceptional cash results. Cash from operations totaled $920 million leading to positive free cash flow of $498 million. As I mentioned earlier, most of the special items for the quarter are non-cash and therefore don’t impact our liquidity position.

The year-over-year reduction in days working capital that Klaus highlighted to a record low of 20 days also contributed to strong cash from operations. Regarding pension, pension contributions totaled $108 million for the quarter for a total cash contribution of $462 million in 2013, and I do note that was all made in cash. The global pension contribution requirement for 2014 is estimated to be $625 million but that includes roughly $90 million of funding related to the shutdown of the Soderberg potlines at Baie-Comeau facility which was recorded in a prior period. Our liquidity position remains strong. We ended the year with $1.4 billion cash on hand.

Now let’s turn to the segment results. EPS continues their string of strong quarters reporting a record fourth quarter ATOI of $168 million which was down 13% sequentially but up 20% compared to the fourth quarter of 2012. This segment reported its best ever fourth quarter EBITDA margin of 20.3% compared to 22.5% and 18% respectively for the third quarter 2013 and same quarter last year. Declines in volume due to seasonality as well as weather impacts to the building and construction business and price mix impacts in the aerospace and defense markets were offset by significant quarter-over-quarter productivity improvements from every area of the business. There were some cost increases which were primarily driven by employee related costs and operational—overall operational cost increases.

As I look forward to the first quarter, we expect the aerospace market to remain strong but see lower US defense spare parts demand. Regarding our nonresidential building and construction business, the market decline in Europe is slowing and we expect continued gradual recovery in North America. Heavy-duty truck will remain strong in North America but will be offset by declines in Europe. In the IGT market, the industrial gas turbine market, we anticipate weaker global demand. We continue to see share gains across the portfolio driven by innovation. So in aggregate, EPS had a very strong fourth quarter. For the first quarter of 2014, we expect an 8% to 10% sequential increase in ATOI due to share gains through innovation, market conditions, and productivity. We also expect year-over-year ATOI to increase by 5% to 7%.

Let’s turn to global rolled products. There are a couple of key themes that drove the GRP results this quarter. While auto sheet demand is at record levels, it wasn’t enough to offset some of the negative market conditions, specifically seasonal packaging volume declines and pricing pressures, in packaging, aero plate destocking and demand and pricing pressures in the global industrial markets. The volume declines led to lower fixed cost absorption which combined with planned outages contributed to the higher costs in the segment. However on the positive side, GRP continues to deliver on cash initiatives and hit an all-time low days working capital of 30, a reduction of six days.

As we look out in this first quarter, we expect GRP to rebound with profitability doubling in the first quarter. Auto demand is expected to remain strong for both sheet and brazing sheet for heat exchangers. Industrial volumes are expected to strengthen together with the recovering economies in the US and Europe. The continued high OEM inventories on aero plate will impact plate volumes and prices and we expect continued pressures on packaging volumes and prices. But as I said, ATOI is expected to double sequentially excluding any currency and metal price changes.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

So if we move on to alumina, in alumina there’s a couple of key takeaways. Improved productivity and API pricing generated positive performance in the quarter partially offset by lower LME based pricing. We saw continued positive trend in index and spot pricing versus percent of LME contracts which is driving a slight improvement in price and mix. The segment continues to focus on productivity generating $14 million of savings from lower maintenance costs, energy efficiency, and better raw material usage. However, the energy cost increase of $9 million was primarily driven by higher natural gas prices in Australia as we signaled in last quarter’s announcement.

From a cash perspective, our alumina business has continued an excellent job of reducing days working capital. Another record quarter in Q4 of 22 days was achieved which is five days lower than the same time last year. That generates approximately $77 million in cash year over year. As we look out into the first quarter in this segment, 65% of third-party shipments will either be spot or API for the full year 2014, and that typically follows a 30-day lag while the remainder of pricing follows a 60-day lag. For the first quarter production and shipments will be 95,000 metric tons lower due to two fewer days in the quarter. Seasonal maintenance activities across many of our refineries will increase costs by $10 million and as preoperational activities ramp-up at the Saudi Arabia refinery, we expect to see $5 million of additional costs in the segment. In total, this segment will see $30 million cost increases in the first quarter driven by lower volumes, increased maintenance and the Saudi JV ramp up.

So now let’s turn to primary metals. Profitability in the primary metals segment deteriorated sequentially driven largely by the market conditions, lower regional premiums of 4% sequentially, and one-time items. Note that the fourth quarter 2012 ATOI includes the gain from the sale of the Tapoco facility so excluding this transaction ATOI in the fourth quarter of 2012 was $44 million. Overall performance for the segment was down $4 million due to declining average premiums impacting the segment along with higher energy costs due to seasonality in Europe and the Pacific Northwest. A portion of the LME impact reflects losses recognized on a mark-to-market basis for the part of the future customer price sales which can’t be effectively hedged, specifically the regional premiums. LME price is essentially flat sequentially on a 15-day lag basis with realized prices down 1% sequentially.

Production is lower sequentially as indicated on our last call. The curtailments that began late in the third quarter are now realizing full impact. Productivity gains continued. Primary generated $11 million with the majority of this coming from widespread improvement in maintenance and services as well as better energy efficiency in the quarter. There were two one-time items in this segment that impacted the segment by $13 million of ATOI this quarter. The segment benefited from Massena related insurance proceeds in the third quarter which did not repeat in the fourth quarter, and the Saudi JV, also the line outage impacted this segment. From a cash perspective, our metal business has achieved record days working capital in the quarter of 15 days which is four days lower than the same time last year generating approximately $105 million in cash year-over-year.

Before I move off the fourth quarter earnings commentary in the upstream, it’s important to note that alumina and primary metals operations were able to offset unfavorable premiums and increased energy costs to end up with $8 million of positive performance, better than we expected at the beginning of the quarter. And to note this is the ninth consecutive quarter of overall performance improvements in the upstream business. So now as I move on to the outlook for the first quarter in primary metals, pricing is expected to follow 15 day lagged LME prices, production and shipments will also in this segment be 20,000 metric tons lower due to the two fewer days in the quarter; lower energy sales in Latin America of $12 million and higher energy costs and Rockdale power plant outages combined to impact the segment by $19 million. And the incremental impact of the Saudi JV restart is expected to be between $15 million and $20 million. I want you to keep in mind that we’re in the ramp-up stage now in Saudi Arabia so negative impacts will reverse over time as revenue is generated.

One final note on smelting, we’re very focused on continuing to optimize our portfolio in this tough environment and we still have roughly 180,000 metric tons of capacity under review through the first half of 2014. Now let me turn to the alumina and aluminum market fundamentals. Hopefully you’re very familiar with this set of charts. For 2014, we are projecting global aluminum demand growth to continue strong at 7%. China continues to lead global growth at a solid 10%, slightly lower than the 12% in 2013. In the rest of the world, North American demand will accelerate to 5% driven by an increase in automotive consumption and we’re forecasting a return to growth in Europe. Stronger flat roll product and extrusion shipments in Germany will lead the region there. We do expect Brazil, Russia, and India to perform reasonably well with growth of 6%, 5%, and 7% respectively. Brazil should see particularly good prospects with the construction from the Olympics and the final preparations for the World Cup of 2014.

When we look at the alumina market, our initial outlook for the 2014 alumina supply/demand situation is that the market will be in surplus of just under 2 million metric tons or roughly 2% of the global market. In the rest of the world, this is driven by new capacity coming online, namely the full-year run rate impacts of the Worsley and Yarwun refinery expansions, startup of our refinery in Saudi Arabia, and Indian production coming online. Additionally, we continue to see Chinese production additions based both on domestic bauxite and imported bauxite. I want to make a note though that this forecast really has three large variables that can impact it. First, Indonesia as you probably are aware, is scheduled to implement restrictions on bauxite exports on January 12, 2014. This is an ongoing story; however, it’s creating uncertainty in the future supply chain of bauxite into China. We don’t anticipate any near-term disruptions to the alumina supply chain but this continues to be an evolving situation.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

Secondly, we assume Indian production increases of around 1.3 million metric tons in 2014. Most of this is coming from two refineries, Lanjigarh and Anrak. Both of those have been unable to secure local bauxite and now must rely on higher cost imported bauxite. The economic viability of these two facilities is a question. Thirdly, we assume that China will need to import around 3.4 million metric tons of alumina in 2014 to balance their domestic deficit. We’ve seen Chinese buyers react to import price parity with domestic supply. The arbitrage between imports and domestic prices ultimately dictates the import volume. So while we’re forecasting the market to move long in 2014, there are many variables that could swing this market into deficit fairly quickly.

Moving on to the aluminum market, China continues to add capacity in the northwest at a measured pace. We’re forecasting 3.75 million metric tons capacity addition mostly coming from the northwest. However, we expect curtailments of 1.1 million metric tons of higher cost less efficient capacity in the east and central provinces of China. Recently announced increases in power prices for less efficient smelting underscores the likelihood of these cutbacks. In the rest of the world, new expansions of 1.4 million metric tons are concentrated in the MENA region and India. However, there continues to be significant execution risk in India due to uncertain coal supplies for expansion. Moving on to inventory, inventories remained stable at about 74 days. Producer held inventories remain at all-time record lows of less than eight days.

LME cancelled warrants which represent the backlog of metal poised to leave the exchange sit at 2.4 million metric tons or 43% of total LME stocks. These cancellations are largely held by financiers seeking to move metal off exchange for lower costs with medium or long-term financing. And lastly, off exchange stocks remain around 2.1 million metric tons but are expected to rise during 2014. Regarding premiums, as I’m sure many of you are aware, premiums began to rise toward the end of the fourth quarter coming off of a decline in the third quarter. The US Midwest announced it’s at $0.16 per pound with other premiums also increasing during the quarter.

So that closes out my comments around the fourth quarter. I will try to quickly transition to the full year. When we look at the full year, Alcoa responded to the tough operating environment in 2013. Despite realized aluminum prices falling, earnings increased by 36% on a year-over-year basis. Disciplined execution across all the businesses generated $753 million of after-tax productivity. This improvement in operating performance more than offset unfavorable market impact and cost headwinds. This further demonstrates that repositioning of the Company is working. We’re generating profitable growth in our value-add businesses and lowering the cost base in the commodity business to drive improved results.

As we turn to productivity, this is very similar chart to what we have shown in the last investor day. A key driver to our strong underlying performance is our ability to capture productivity by turning ideas into cash. For the last five years we’ve generated over $6.6 billion of savings in cash by pulling multiple levers through the organization. In 2013 alone, we captured $1.1 billion in productivity improvements and we don’t expect it to end there. All this is driven by disciplined execution in the businesses as well as the operating system we have in place to implement and capture our cash generating ideas. We currently have 12,200 ideas in the system that will impact the future of which the majority of those relate to productivity. We plan to move these ideas through our stringent process in order to capture additional growth, savings, and enhanced cash flow in 2014.

We move on to working capital. Klaus already largely alluded to this. This is the 17th successive quarter of year-over-year improvement to days working capital. Since we implemented the cash sustainability program in 2009, the Company’s days working capital has come down significantly to a record 20 days at the end of the fourth quarter. Our objective for 2013 was to sustain the days working capital that we had at the end of 2012, however our businesses outperformed and achieved a four-day improvement year-over-year. Over the five-year period, we’ve achieved a 23-day reduction worth $1.4 billion, and the four-day improvement that we see this year is roughly $240 million in cash.

Turning to the balance sheet and the debt levels, as I said it was a strong cash year for the quarter. During the year, we paid debt maturities off of $422 million and we have no further maturities due until 2017 other than the convertible debt. We do expect the convertible debt of $575 million to convert in the first quarter of 2014, and as I stated before, we made 100% of contributions in the pension plan in cash. We ended the year with $1.4 billion of cash on hand and debt levels of $8.3 billion. That puts net debt at $6.9 billion which is the lowest year-end net debt level since 2006.

We transitioned to our annual targets for 2013. As you know, at the beginning of the year we established a set of targets given the market environment at that time. As you can see from the chart, we met every target, delivered positive free cash flow in the year for the fourth consecutive year, all at much lower metal prices than what we started the year at. As you can see from the chart, we had $1.1 billion in productivity, we managed our sustaining capital, and we continued to invest in our mid and downstream segments. Our spend in Saudi Arabia joint venture is well within budget. The reduction in the spend in 2013 was really driven by timing and spend and the ability to control costs. And the debt to cap ratio, excluding the fourth quarter goodwill impairment and deferred tax allowance, ended within our target range of 30% to 35%.

We now turn to the 2014 annual targets. Our annual financial targets have been set to continue to reposition the Company driving growth and operational improvements in 2014. We’re targeting $850 million of additional year-over-year productivity. The spend for growth capital is $500 million and will largely be focused on delivering the value-add businesses with continued spend to meet demand in auto and aerospace markets. We’ll continue to invest in Saudi Arabia, projected spend $125 million in 2014.

From a maintenance perspective, we’ll actively manage our asset base by targeting $750 million of sustaining spend and that is much more heavily weighted on the upstream operations. Last but certainly not least, we have a commitment to a strong balance sheet. Generating positive free cash flow will continue to be the target for 2014, and we do expect to manage our capital structure to a debt to capital ratio in the range of 30% to 35% by the end of 2014. At this point, I’ll turn it back over to Klaus.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Thank you, Bill, and let’s go through this. Let’s start in the usual fashion with the end markets. On aerospace, we forecast another strong year, 7% to 8% growth driven by continued strong performance in large commercial aircraft segment. Boeing as well as Airbus now have a combined backlog of over 10,000 aircraft and that is about eight years of production. We have been seeing strong demand also recently coming from Southeast Asia and the Gulf. The Dubai Air Show in November showed a lot of this. We saw Boeing receive the single largest commercial order, $56 billion for 150 Boeing 777X by Emirates, and Airbus got an order of $20 billion for 50 A380 also by Emirates. Also backed by strong fundamentals, travel demand last year up 5.3%. We expect for this year 6%.

Cargo demand plus one last year we expect another 2.1 this year. Airline profitability in 2012, it was $7.4 billion. Last year, $12.9 billion, and for this year the market expects $19.7 billion. So at the same time, we see some inventory adjustments in one of our aerospace business. We talked about excess inventory in the aerospace structural plates and that needs about two years to fully resolve and has an impact of about 10% lower aerospace plate revenues versus the 2013 level. And the other segment that we talked about last time, the jet engine side. We’ve seen inventory adjustment in 2013 in the third and the fourth quarter and we expect this to be finalized and normalcy returning back now with the first quarter starting.

The growth in aerospace is also supported by growth into other segments in aerospace. Regional jets, we’ve seen an increase of 19.5%. Business jets another 10% last year, and even on the defense side, the last weeks have brought some clarity with a two-year budget agreement that has given some relief from the sequester and it has been paired with giving flexibility here. This progress is particularly important to Alcoa because it avoided major reductions on those platforms that matter a lot to us like the Joint Strike Fighter or the F-35, the KC-46 tanker or the V-22 Osprey. However, all of that does not compensate some of the things that come with reduced operations on the defense side. Obviously, that has an impact on spare part demand. The picture in total on aerospace is very positive.

Let’s move on to automotive and let’s start with the US. It looks like 2013 saw a growth that is somewhere between 4% and 5% and production the December numbers have not yet come in. We believe the 2014 growth is going to be in another 2% to 5% range. This is bringing the market close to pre-recession production levels of roughly 60 million vehicles per annum and 2007 was the highest with 16.1 million vehicles. There’s still some—quite some pent up demand in the market. Passenger cars today have an age of 11.4 years and historic average is around 9.4 years. At the same time, we started to see inventories going up. They have now a level of 76 days. This is about 14% higher to where it was a year ago.

And as a result of this, incentives have also gone up a little bit. They now stand an average at $2,687 per vehicle. This is roughly 8% up. This is not really concerning in light of the overall picture but we need to watch it as we go into the new year and the overall picture for the US automotive is very positive and we see I think some of this also next week in the Detroit Auto Show. In Europe automotive, we expect production to stabilize in 2013. The volume levels most likely growth between minus 1 and plus 3%. So in China we continue to see the growth of the middle class driving, obviously also auto demand 6% to 10% we believe here. Even if we do see an intensified focus on air pollution, we might see stricter restrictions. This actually but there could be positive impact from their driving older vehicles off the street and replacing them with more modern and more fuel-efficient cars.

Let’s go on to the next segment, trucks and trailers, heavy trucks and trailers North America. After we have seen the production decline in 2013 by 12% roughly, we believe 2014 we will see an increase between 1% to 5%. Our view is based on a couple things. Orders are up 17.1%. Backlog has increased 29%, now stands at 95,000 trucks. Inventories have decreased by 4.1%, now stands at 49,000 trucks. Historic average is around 42,000 trucks. The age of the fleet is at 6.5 years versus a historic number of 5.8, so pent up demand still there. Freight ton miles are up 4.8%. Prices are up 1.1%. However, the fleet profitability has been under pressure mainly to change legislation with the so-called US hours of operation provision that requests—requires more rest time and increased fuel prices so it has declined by around 4.6%. Overall, a positive picture, also North American trucks and trailer.

In Europe, due to the pull forward effect in 2013 caused by the regulatory change from Euro 5 to Euro 6 norm, we expect the market this year to decline by 6% to 10% in 2014. In China, after enormous growth of 30% in 2013, were due to fiscal stimulus and delay of the Euro 4 norm, we expect the market to now stay at the level of around minus 1% to plus 3% growth. That’s what we expect there. Beverage can packaging, we project overall growth worldwide between 2% to 3%. North America, it’s stabilizing. We see a decline between 1% and 2%. Pressure is on the carbonated soft drink side but there are new emerging market segments like energy drinks or vitamin drinks. Europe is expected to grow between 2% to 3% and the China growth remains at 8% to 12%.

We see the conversion between steel cans to aluminum cans continuing in the major segments, which is herbal tea as well as beer. Commercial building and construction, North America, we expect this segment to grow stronger than in 2013 where we saw plus 1% to 2% roughly. We think it’s going to go up 3% to 4% in 2014 and this view is backed by the housing starts, up 19%. Nonresidential contracts awarded up 11.5. Case-Shiller Home Price Index up another 11% in the third quarter, so all of this is good. In Europe, the decline is slowing. We expect a minus 2% to minus 3% in 2014 compared to the minus 4% to minus 6% in 2013. And in China, we expect to grow just a little below 2013 levels where it was 8% to 10%, we now see 7% to 9%.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

Last segment, industrial gas turbines, for 2014 we expect it to decline between 8% to 12%. Orders fell in 2013. In Europe, gas-fired power generation is squeezed between low price coal and subsidized renewals. And the US gas prices have increased and this has allowed coal to draw back some of the share gains. Gas now stands in terms of energy production share here in the US at 27.8% versus 30.4% in 2012. So much about the end markets. So let’s now focus on the businesses. In 2010, we announced our midterm targets for each of the businesses and we also described how we are going to reposition the Company. So the first question is, how have we been performing against those three-year targets, and you see this depicted here.

On the left-hand side you see our value-add businesses. On the downstream side, we’ve added $970 million in revenues through share gains alone and if you look at the right-hand side there on the downstream business, we have massively increased the profitability. 2010 was at 16.8%. Now, last year ended at 21.5%. We expect this trend to continue and I’ll talk a little bit more about it later. On the midstream side, we added $740 million to value-add innovation and if you look at the profitability, the average profitability before we started this was at around $233 metric ton—EBITDA per metric ton and in 2013 it stood at $301.

Move over to the right-hand side on the commodity businesses, alumina is all about where you are on the cost curve. We started on the 30th percentile and we’ve moved 3% down to send us points down to the 27th percentile and we’ve moved 8 percentage points down from the 51st percentile to the 43rd percentile in smelting. This has been achieved through optimizing our portfolio, 481,000 tons of smelting are closed currently and 655,000 tons are curtailed. And in addition to that, we have really achieved massive amounts of productivity there. The last quarters, I talked about pretty detailed about our aerospace business, about automotive, about building and construction, about innovations and new product offerings, and about our growth strategy.

Today, I want to pick out some other examples here. I want to talk about wheels, automotive, and our Saudi joint venture. So let’s start with the wheels business. So what does the trucking industry need today? The first thing is they are hit by new regulatory requirements that force them by 2018 to have 20% higher fuel efficiency and to generate 20% lower greenhouse gases. And on top of it, obviously, they want to improve their competitiveness reducing the operating costs and ideally also increasing the payload. So that’s where Alcoa wheels come into the game. And how do they come into the game? Because they have following here. If you look at the weight of aluminum wheels versus steel weight, 35% lighter causing up to 5% lower fuel costs, lower maintenance costs through no rust, no stripping needed, no repair repainting needed and up to 3%—allowing up to 3% higher payload.

If you look at what we have out there, as offering, our level one wheel for instance, the lightest wheel in the industry, 45 pounds. 41% lighter than steel. 8% lighter than an average aluminum wheel and on top of it, it looks better. It’s 6 times brighter than even our aluminum competition. And it’s polished on both sides. You would say why would we polish it on both sides? Because you put it on differently depending on whether you put it on the truck or the trailer so you really only need to have one wheel in your spare part repository, reduces the spare parts. The other innovation that we brought to the market is what we call surface treatment. It is more intense than coating because it really changes the structure of the material. What this allows basically no mechanical or chemical cleaning is needed. Corrosion resistance much improved and it looks newer much longer. In October last year, we came out with Dura-Bright EVO, so an even improved version of our original Dura-Bright improving it by 10 times in regards to the corrosion capabilities. I would really call that indestructible. And we don’t stop there.

We’re going to continue to revolutionize this market and we are announcing that in March this year, we will come out with a new wheel and for this new wheel, we have created a brand-new alloy. And we have that in the making for quite a while. We’ve called the alloy magna force. The reason why we call it magna force, to give you a little hint, 17% stronger than what we have out there today. All right? It’s coming into your market in March. So look at the lower left-hand side. What has that all allowed us to do in this wheels business? We have grown on average since we’ve been having this strategy, 22% every year. The market has grown by 15%. And on top of it, we’ve changed the mix. 67% of the products that we sell today are highly differentiated products with proprietary technology. So you get a feel for that.

And so we’ve prepared for magna force. It’s already in the air. Probably better way to say it, it’s already on the road, rolling, rolling, rolling over to all of us. So let’s move on from commercial transportation to automotive. Automotive, many of you know the story, this is a historic moment for us. It was a shift here in the US, particularly in the volume basis to lightweight vehicles. It’s driven by two factors that you see on the left-hand side. One is consumers want it. The most recent survey shows 88% of the consumers, no matter whether they want big cars or small cars, say fuel economy is an important factor for my vehicle purchase. So that drives it. On top of it is the legislation, the CAFE led legislation which requires the OEMs to come up with more fuel-efficient cars. That’s why we see here depicted in the middle, there’s really this fourfold increase by 2015 of auto body sheet—aluminum auto body sheet content in vehicles. And then 10 times by 2025.

Seeing that coming a couple of years ago we’ve put our money where our mouth is. Davenport is our first expansion automotive and our automotive triple play expansion. We said it’s going to be ready by 2014 and it is ready by 2014, on time and on budget. The first coil has been produced. It sold out. And currently the coil is with our customers for qualification. This is the first, as I said, out of our three auto expansions. The other ones are Tennessee coming online in mid 2015, 2015, in Saudi Arabia coming online end of this year. So talking about Saudi Arabia, why don’t I give you an update also where our Saudi Arabia joint venture stands? Let’s start with phase I which is the smelter and the rolling mill. Smelter has been producing 190,000 tons in 2013 and we are planning to produce 550,000 tons this year. It will reach full capacity which is 740,000 tons this year. We have been accelerating the ramp-up of line two and we have been — our restart of line one is progressing very, very well.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

Remind you this is the lowest-cost smelter on this planet and will reduce our footprint by 2 percentage points on the cost curve in our smelting business. Rolling mill, also good news there. We said we’re going to finish the rolling mill by the fourth quarter of 2013. And that’s what we’ve done and we see a picture here, it’s 93% complete. Talked about auto already. Second phase is the refinery and the mine. It’s going to come to a conclusion by the end of this year. The refinery, 77% complete. You get an impression also by the picture and the mine also will start to produce bauxite in 2014. And you see that everything there is in place. So a lot of exciting things are going on. So the real question is, what does that mean in the short as well as in the medium term?

In the medium-term, let me remind you for those that were not at our investor conference in Cleveland in November, this is what we announced there. We announced new three-year targets for each group so to give you some additional guidance of what you should expect. We said in the downstream business, we’re going to add $900 million from innovation and share gains and we’re going to do that at profitability levels above historic highs which have been set now with the 2013, 21.5% EBITDA margin. On the midstream, we said again also $900 million coming from innovation and share gains, and here we said about average historic EBITDA per metric ton which stands at $344. On the commodity businesses, we’re going to move down on alumina 6 additional percentage points for the new target is 21st percentile and on the alumina [Alcoa Correction: aluminum] side, it’s 5 additional percentage points and the target is 38 percentile. We’re going to do that by continuing on the productivity side and by transforming our asset base. We still have 183,000 tons under review.

We will conclude this in the first half of this year and obviously once our Saudi joint venture comes online, it’s going to bring another 2 percentage points. But the real question is what does that mean for this year. Bill already referred to it. Let me reiterate this to you. We will continue to deliver operational performance with productivity gains of $850 million. We will also not forget to continue to invest in our future, growth capital of $500 million, Saudi investment, $125 million, sustaining capital, and $750 million, and we will continue to strengthen our balance sheet, positive free cash flow, and a debt to capital ratio around 30% to 35%.

Let me conclude. A lot to digest. Our repositioning is gaining traction. We’ve been able to put legacy matters behind us. We’ve resolved the Alba matter. We’ve taken the necessary actions that on the balance sheet to reflect the new realities in our smelting business. We’re building out our value-add businesses while we’re lowering the cost base in our commodity business. You will continue to see the Alcoa advantages and the disciplined execution driving our profitable growth of 2014. So what exactly does that mean for and what do we expect for our businesses in 2014? EPS will continue to grow profitably. GRP will rebound.

As auto takes off and the industry segment comes back. GPP will continue to lower its cost base and restructure the footprint. Taking that all into account, I am convinced that we will hit our 2014 annual target as we have done in all of the past five years. So with that, Bill and I are going to open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Sal Tharani, Goldman Sachs.

Sal Tharani—Goldman Sachs—Analyst

I just wanted to ask you on this your realized price appears to be in the fourth quarter much lower than what we had expected. Even if you adjust for the lower—a couple of pennies or penny and a half lower premiums, it seems to be lower than what you had been gaining—getting the past. I was just wondering if any mix change happen in the quarter?

William Oplinger—Alcoa Inc.—EVP and CFO

No, Sal. No significant mix change. It’s really just a function of metal prices having come down and premiums having come down on average. And it was a little bit of a strange quarter in that premiums ran up towards the end of the quarter but on average premiums were down for the quarter. So no significant mix changes occurring.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

And always keep in mind you have the 15-day lag.

Sal Tharani—Goldman Sachs—Analyst

Okay. Thank you.

Operator

Brian MacArthur, UBS.

Brian MacArthur—UBS—Analyst

On the aluminum price that you used for the write-down.

William Oplinger—Alcoa Inc.—EVP and CFO

Brian, we missed the first part of that question. Can you restate it?

Brian MacArthur—UBS—Analyst

Sorry. I just wanted to go back to — you talked about writing the goodwill down on the Alumax and Reynolds acquisitions. Can you tell us what aluminum price you used for that? What assumptions?

William Oplinger—Alcoa Inc.—EVP and CFO

Sure. Let me just tell you about the methodology. The methodology is that we used a 15-year discounted cash flow with a terminal value. The first three years we used what our planning assumptions are which are very close to the market and the forward curve. Beyond the first three years, we simply use a forward curve, Brian, because that’s probably the best estimate. If you look at the last couple of years, we disclosed how much headroom we have in each of the segments on the goodwill carrying value. That has been declining and really three factors drove the write-down. The three factors are metal prices, margins which are essentially a function of currency, and the discount rate. And as the discount rate went up, it also impacted the future profitability so that’s what the drivers were.

Brian MacArthur—UBS—Analyst

And how do you deal with premiums? Do you include that?

William Oplinger—Alcoa Inc.—EVP and CFO

Premiums do get included, right. So you project out what your realized prices will be so we used a forward curve on the LME and our best estimate of premiums.

Brian MacArthur—UBS—Analyst

Great. Thank you very much.

William Oplinger—Alcoa Inc.—EVP and CFO

Thanks, Brian.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

Operator

Timna Tanners, Bank of America Merrill Lynch.

Timna Tanners—BofA Merrill Lynch—Analyst

I just want to drill down a little bit to understand the global rolled products segment if I could. Just taking a step back, certainly all the end market demand commentary on auto and aerospace sounds really strong, but it is kind of surprising to us to see the sequential decline and even the doubling into first quarter of ATOI would represent year-over-year declines by about half. So can you give us a little bit more color on what exactly is happening there and how much of that might be destocking, restocking, or how much of that is other issues? Thanks.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Well, Timna, what you do see first of all typically in the fourth quarter in GRP on the packaging segment, you do see a seasonal decline in packaging. That’s kind of in there. Then the second thing that, we saw that. That’s one thing. The second thing that we saw is we saw price pressures coming on the packaging segment which basically led to a reduction in prices which have a direct impact on profitability and will probably stay there for quite a while. This is one of the reasons why we are flexiblizing capacity and changing the industry structure. This is one of the reasons behind our decision to go with the investment for the second auto expansion to Tennessee so that we have dual purposes for the hot metal part. Right?

So this has been the big ones and then you mentioned the third element which is the adjustments of inventory on the aerospace structural plate and that’s basically in the main what you have been seeing there. We have at the same time, we believe and we’ve said it I think it’s in Bill’s segment overview, we expect to rebound for the profitability base. Profitability is going to double in the first quarter of next year and once we see which we believe we will see also industries—the general industry segment coming back we also believe that the pricing level on that segment will improve.

Timna Tanners—BofA Merrill Lynch—Analyst

Okay. Thanks.

Operator

Paretosh Misra, Morgan Stanley.

Paretosh Misra—Morgan Stanley—Analyst

My question was on your primary metals guidance of $12 million lower energy sales in Latin America. Can you give us a sense as to how much this number typically is, this energy sales number, and if you had a similar sequential decline in the fourth quarter also?

William Oplinger—Alcoa Inc.—EVP and CFO

No. We actually—that sequential decline that you’re seeing is a sequential decline 1Q to 4Q. The energy sales were actually fairly strong in Latin America in the fourth quarter, and we’re projecting them to fall off in the first quarter. The reason why that is such a large impact is really twofold. One is we’ll have less megawatts available to us and secondly, pricing on energy has eased a little bit in Latin America. So that’s the two key drivers there, Paretosh.

Paretosh Misra—Morgan Stanley—Analyst

Great. Thanks, Bill.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

Operator

Brian Yu, Citi.

Brian Yu—Citigroup—Analyst

My question is actually follow-up on Timna’s. You had listed the various moving pieces and those were identified when you originally gave the fourth quarter outlook. So along those lines, what incrementally happened to drive ATOI profits down closer to 7% versus original guidance down about 25%? What was different than what you guys were expecting?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Well, I think the biggest difference is on the packaging side. We saw a stronger impact on the packaging side than what we expected. And it hit on both fronts. It hit on the front of the volume and it hit also on the front of the profitability. For instance, in a place like Russia, which plays an important role there in the packaging business, we were surprised with the decline. The stronger decline in volumes. And that also raised some more pressure in the whole industry which led to a pricing decline there. That’s in the main what happened.

Brian Yu—Citigroup—Analyst

Okay. Great. Thank you.

Operator

Jorge Beristain, Deutsche Bank.

Jorge Beristain—Deutsche Bank—Analyst

Jorge with Deutsche Bank. My question is for Bill. There’s been a lot of talk especially in the papers recently about some pension relief potentially for companies as interest rates start to move up. Could you talk a little bit about what your year-end unfunded pension balance was? And if you expect any kind of tailwind to be reported into 2014 earnings because of higher discount rates or maybe the carryover effect of outperformance on your 2013 plan assets?

William Oplinger—Alcoa Inc.—EVP and CFO

It’s a great question, Jorge. If you look at the balance sheet and I know we just released the results, we actually picked up a little bit of closure around the underfunded pension liability. We started the year at $3.7 billion. We ended the year at $3.2 billion. We also saw a similar decrease in the liability on the OPEB side. That’s largely driven by the fact that interest rates are up and so right now we’re assuming a 4.8% discount rate. And so I gave you the cash contribution that we expect next year from an earnings perspective.

We would expect the expense to be somewhere between $450 million and $475 million and the only reason I am not nailing it down further from that is we have to settle on an expected return on assets which we will do sometime in the first quarter. So we are seeing a little bit of benefit on the expense side due to the higher discount rate and clearly closed a lot of the gap, which is also really good news on the underfunded liability side.

Jorge Beristain—Deutsche Bank—Analyst

Okay. Great. Thank you.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

Operator

Curt Woodworth, Nomura.

Curt Woodworth—Nomura—Analyst

I had a question on the aerospace performance in the quarter. The third-party revenue growth was 4% which is the lowest you guys had all year. And well below your market target of I think 9% to 10% this year. So I’m wondering is that a function of potentially lower metal pass-through volumes or some of the inventory adjustments you talked about on the plate or the jet engine side in the quarter?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Yes. That’s in there. Absolutely. Yes.

Curt Woodworth—Nomura—Analyst

And would that also affect your outlook for your volume performance relative to your market view on 2014 as well?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Well, we believe that on the aerospace plate side, this is going to continue probably another let’s say 15 months or so, right, so we will continue to see some of that coming through whether it is that the extent that we’ve seen in the fourth quarter, difficult to judge.

William Oplinger—Alcoa Inc.—EVP and CFO

And recall we also had some OEM destocking on the jet engine side in the fourth quarter that we’re not projecting to continue into 2014.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Exactly. That goes into the EPS side.

William Oplinger—Alcoa Inc.—EVP and CFO

Yes.

Curt Woodworth—Nomura—Analyst

Okay. Thanks.

Operator

David Gagliano, Barclays.

David Gagliano—Barclays Capital—Analyst

I just have a question regarding the auto opportunity. There’s been a little bit of talk regards to the pace of the ramp-up for the Ford F150 press being delayed. And I’m wondering if you could comment on that and if it would be something we should be thinking about in the next 6 to 12 months?

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Well, what counts for us is that we have been basically hitting every milestone that we’ve set. We are going to hit—I shared that just with you—we’re very happy that the Davenport auto expansion is done. It’s producing auto material. The material is in the hands of the customers. Obviously, I can’t comment on which customers, but don’t make the assumption it’s just one. This is a broad-based change. This is a broad-based change happening in the industry. It’s a real massive change over to light weighting going on here in high-volume segments. Davenport is sold out so I’m not concerned about any platforms there. Plus basically also our Tennessee expansion is pretty much all committed. So this is what’s going on, on the industry. So this is a very, very exciting moment there for automotive.

David Gagliano—Barclays Capital—Analyst

Okay. And just to clarify. Are there any — are the customers flagging any issues to you with regards to the product that they’re receiving?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

From the side of the products that they are receiving from us, everything is going as we expected. This is a massive ramp-up with a lot of things happening there and we’re fully on time, on budget, and very happy with the developments there. And the rest I really can’t comment on that. You would have to ask our customers.

David Gagliano—Barclays Capital—Analyst

Okay. Perfect. Thank you.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

All positive.

Operator

Tony Rizzuto, Cowen & Company.

Tony Rizzuto—Cowen and Company—Analyst

Just a couple questions to follow-up. Klaus, you sounded surprised by the declines that you saw in Russia in the packaging volumes and I’m just wondering if you could perhaps elaborate a little bit about that.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Well, it’s really a function—it was really mainly a function of the relatively fast decline of the economy in Russia, which actually nobody expected including the Russians. I mean, nobody expected that. So we were hit by that and then there was some legislation impact to the changes of the field legislation in Russia that came through there. But the question before was why did—what happened unexpectedly? And that was my answer to it, so this is the other realities there, and on top of it, there was a seasonality so that’s what’s going on in the market.

Tony Rizzuto—Cowen and Company—Analyst

Could you just remind me of what your total capital investment has been in Russia? I know you’ve made a lot of improvements there and right size the workforce, all those kinds of things.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Yes. If you look at everything, all in, I would say you’re talking roughly about $800 million.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

William Oplinger—Alcoa Inc.—EVP and CFO

Including the acquisition and the assets.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Including the acquisition and the assets and the investment there, roughly $800 million I would say.

Tony Rizzuto—Cowen and Company—Analyst

Okay. And how am I to read the announcements recently with regard the VSMPO-AVISMA?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Yes. Very positive. We signed an agreement with VSMPO-AVISMA a memorandum of understanding that we are going to share our 75,000-ton press. There are only two of those presses around on this planet. One is in the hands of VSMPO and is used mainly—only for titanium forgings and the other one we own. It physically sits in Samara. It’s an amazing piece of industrial machinery and we have in the past only used it for aluminum forging. So what we will do is, we will also upgrade it and use it also for titanium forging and basically put our competency together here in regards to forging and in regards to the knowledge about the aerospace industry.

So we will continue to be the controlling owner and operator of the joint venture. There’s a lot of details that still have to be hammered out but this is a very positive development. VSMPO is a good partner. It has established itself well. It gives us the opportunity to expand into titanium.

Tony Rizzuto—Cowen and Company—Analyst

Thank you, Klaus.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Pleasure, Tony.

Operator

David Lipschitz, CLSA.

David Lipschitz—CLSA—Analyst

Two quickies. On the pension expense, the $450 million to $475 million, that’s for 2014? And if that’s so, what was 2013?

William Oplinger—Alcoa Inc.—EVP and CFO

It is for 2014. And I will have to look at what 2013 was. If you give me a second, I’ll tell you.

David Lipschitz—CLSA—Analyst

I’ll ask the other question while—so with, Klaus, with premiums spiking as much as they’ve been, have you been getting a lot of calls saying you have aluminum available?

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

(laughter) If you referred to the last two quarters where I said anybody call me.

David Lipschitz—CLSA—Analyst

Yes.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Funny enough. I mean, yes, we are receiving calls from our normal customers, but not people that are saying I can’t get my hands around aluminum. So this has still not happened but everything else that we diagnosed has happened. As you may remember around the whole LME discussion, we always told them that we believed that their actions are not the right actions. We want more transparency. They thought that they can put pressure on the regional premiums. We told them that that might not be the way to do it and you see the realities are regional premiums continue to go up, as we have said. And the other thing which we also said, more metal is moving off warrant.

So two things which really don’t make much sense in regards to improving the marketplace. And here is the LME putting these massive market interventions in. The most important thing and the thing that we are most happy about is on the LME side is that they at the same time also committed to putting more transparency into the trading so that we can like the Commitment of Traders Report that the Chicago Mercantile Exchange puts out regularly, that we can get a better handle on how the market is structured to what’s the role of the physical demand playing and what’s the role of more high-speed financial speculators in our marketplace. So I hope that they will eventually commit also to a timing on this, which unfortunately has not happened yet.

William Oplinger—Alcoa Inc.—EVP and CFO

So Dave, let me go back to your question around pension. Total pension expense in 2013 rough numbers, $610 million in 2013 of which $90 million was a special item associated with the Baie-Comeau Soderberg curtailment so underlying pension expense of around $520 million, coming down as I said to $450 million to $475 million depending on what expected return on assets we land on. And just a little bit more information if you’re filling in the model around OPEB, we would expect OPEB expenses to be fairly flat year over year. And they have come down over the last few years as we’ve managed healthcare costs.

David Lipschitz—CLSA—Analyst

Okay. Thank you.

Operator

Paul Massoud, Stifel.

Paul Massoud—Stifel Nicolaus—Analyst

I just had a couple of questions. In the past you’ve given combined upstream ATOI guidance sequentially and I apologize if I missed it, but could you give us a sense of what that is again?

William Oplinger—Alcoa Inc.—EVP and CFO

Sure. If you—a couple of things to realize on the upstream and I’ll answer the question fairly fully. The alumina, I think we were projecting around $30 million of incremental costs and in the smelting side we were projecting around $50 million of incremental costs. But there really are a couple of big drivers behind that. First of all, and you’ll laugh at this, there’s two less production days and for a refinery and a smelting system, that’s a big deal, right? So you lose incremental volume just

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

because of the nature of the calendar. And then secondly, we have the ramp-up costs in both refining and smelting on the Saudi JV. Those will, as I said in my comments, those will reverse over time and as Klaus said, that will be the best refining and smelting complex in the world so those are two of the biggest drivers that are driving those results.

Paul Massoud—Stifel Nicolaus—Analyst

All right. And then just on the LME rule changes. Over the holiday or just before holiday, we saw one of your competitors launch a legal action against the LME and I was just curious and I wonder if you had any thoughts about that and two, how you’re continuing to approach the situation. Is legal action something that you’re considering or are there other discussions that are going on behind the scenes? Thanks.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Well, I think I referred to it a little bit, Paul. I don’t know whether you heard my last comments. We were very happy that the LME picked up on a very strong point that we have made is we need more transparency on the trading side. Right? So we need that and they committed to this. They said that they are going to put a committee together to put that out. Unfortunately, we have not yet seen the timeline or any commitment to a format. I much hope that that’s going to happen fast.

The second thing that we have said which we felt also which was the original starting point that they said well, the consumers cannot hedge the regional premiums so we suggested to have a regional premium contract. They kind of said that they will examine this and I hope that they will examine this fast because obviously the regional premiums are not going away. In fact, they are increasing. In regards to the legal actions, yes we’ve seen that. We feel that we understand where those folks are coming from.

I have said numerous times that I caution against such very direct and massive market interventions that the LME has done. I think there are better ways to do it. At this time, we don’t have any plans to file a suit against the LME.

Paul Massoud—Stifel Nicolaus—Analyst

Thanks.

Operator

Andrew Lane, Morningstar.

Andrew Lane—Morningstar—Analyst

In your prepared remarks, you mentioned the all-out ban on bauxite exporting is expected to be imposed on Sunday. Given that China imports a third of its bauxite, and that the vast majority of that bauxite historically comes from Indonesia, do you anticipate this will result in Chinese refining curtailments? And could this potentially have a positive impact on Chinese smelting overcapacity?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Yes, it could. At the same time, I would put a word of caution in there. We’re talking about Indonesia. Right? So you’re right, the dates that you have to keep in mind is January 12 is the date where they are supposed to basically implement the ban on exports for unprocessed ore. If you listened or see what communication has been out there from the government officials in Indonesia, the director general of mining had said quite a while ago that they might execute on the ban, but also might grant some exceptions if people have some kind of plan to build a refinery there, so we would have to see what exactly happens there.

USAID has come out with a study last year which looked at whether Indonesia is the—how good Indonesia is in terms of having refining and their conclusion was that the infrastructure is not adequate to support that industry nor could Indonesia be cost competitive in refining versus other worldwide locations. So there are a lot of issues around this. We will have to watch it. We’ll see it end of this week. At the same time, China is nervous and you can see that by their actions. China currently imports 67% of all of their bauxite and 65% of this comes from Indonesia. Right? And what have they done? They have massively ramped up their bauxite imports. You’ve seen it in the numbers. Right? And they currently have a stockpile that is around basically a year of consumption.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

Our info says 280 days but it’s basically a year of consumption, so they are preparing for something happening in their market and we will have to watch it. At the same time, the thing that it underlines again for everybody who’s looking at our market is that China is not the place ideal for making aluminum because they don’t have the necessary ingredients that make it competitive aluminum industry starting with bauxite. And you can go next to energy then ask yourself, in terms of cleanness, and sustainability and that’s one of the encouraging things here, China for us and I’ve said it many, many times, is an opportunity, not a threat. And we see it again here on the bauxite side.

Andrew Lane—Morningstar—Analyst

Okay, Klaus. I appreciate the color. Thank you.

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Pleasure.

Operator

Harry Mateer, Barclays.

Harry Mateer—Barclays Capital—Analyst

Just two questions on the debt side. First, do you see any opportunities for debt reduction this year beyond the convert to equity? And just to clarify, Bill, I think you said the OPEB unfunded balance declined by $500 million as well as the $500 million decline in the pension balance. Is that correct?

William Oplinger—Alcoa Inc.—EVP and CFO

No. I’m sorry. I said that the pension balance declined $500 million off the top of my head. I can’t tell you what the OPEB balance declined. So we’ll have to get back to you on that one but it did also decline for similar reasons.

Harry Mateer—Barclays Capital—Analyst

Okay. And then in terms of additional opportunities for debt reduction this year beyond the —.

William Oplinger—Alcoa Inc.—EVP and CFO

Yes. There are a couple of areas that we can pay down debt. There is obviously the convert but also we’ve got some Brazilian debt that we can pay back if there is excess cash flow. And then we also have an account receivable securitization program that we can pay back also. So those are the areas that if we have excess cash flow, we will continue to pay down debt.

Harry Mateer—Barclays Capital—Analyst

And what’s the size on that Brazilian debt number, if you can do it?

William Oplinger—Alcoa Inc.—EVP and CFO

I believe it’s around $500 million.

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JANUARY 09, 2014 / 10:00PM GMT, AA—Q4 2013 Alcoa Inc. Earnings Conference Call

Harry Mateer—Barclays Capital—Analyst

Thank you.

Operator

Sal Tharani, Goldman Sachs.

Sal Tharani—Goldman Sachs—Analyst

I’m looking at slide 25 of the automotive opportunity. And from 2012 to 2015, it’s increasing by four times and if I look at the two expansions you’re doing, actually North America and the Ma’aden, which my guess is will also target the US market, it looks like and if I back out, it looks like you have gotten a decent market share of this growth. I was just wondering how prepared you are to go to the next level and when you’re going from 14 to 136 or from 55 pounds to 136 pounds and how much CapEx would that require. Would you be participating of the same ratio in there or do you think that you have done the bulk of your investments in this field?

Klaus Kleinfeld—Alcoa Inc.—Chairman and CEO

Sal, to clarify that, the Saudi Arabia auto expansion will not go to the US marketplace. That’s more focused on the European as well as the Asian market, right? And quite a bit might actually stay there in country. You might have picked up that the Saudis have been negotiating or continuing to negotiate with some automotive firms to also attract some automotive manufacturing there, at least aluminum intense basics there. So it’s really the Tennessee—it’s really the Tennessee expansion and then coming on as the next one after Davenport that comes on mid 2015.

For us, it is not the most important thing to have market share. Market share is not the primary one. For us, it’s the quality of the growth. Right? And that’s why it’s so important to put these pieces together. The three-year targets show you—the new three-year targets as well as the old ones but the new three-year targets give you a good guidance of what we are intending to do. And we are very conscious in regards to using our capital for expansion as well and also looking at how much we put into one basket as much as we love the automotive industry, right? And at the same time look forward to this growth, but at this point in time, we do not have any plans for another expansion here in the US.

Sal Tharani—Goldman Sachs—Analyst

Thank you.

Operator

And with that, ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect and have a great day.

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